Calculation of Filing Fee Tables
S-8
Global Self Storage, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$ 5.095	$ 5,095,000.00	0.0001381	$ 703.62
Total Offering Amounts:						$ 5,095,000.00		$ 703.62
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 703.62
Offering Note
[1]	(1). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers additional shares that may become issuable under the plan referenced above by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common stock. (2). Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high ($5.18) and low ($5.01) prices of the registrant's common stock reported on the Nasdaq Stock Market on June 26, 2026, which is within five business days prior to filing this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources